Exhibit 8.1
January 8, 2010
Exterran Partners, L.P.
16666 Northchase Drive
Houston, Texas 77060
RE:	EXTERRAN PARTNERS, L.P. REGISTRATION STATEMENT ON FORM S-3
Ladies and Gentlemen:
     We have acted as counsel for Exterran Partners, L.P., a Delaware limited partnership (the “Partnership”) with respect to the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission to which this opinion is an exhibit. The Registration Statement filed by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), pertains to the offer and sale from time to time, pursuant to Rule 415 under the Securities Act:
(1)	by the Partnership, of common units representing limited partner interests in the Partnership (the “Primary Common Units”);

(2)	by the Partnership, of debt securities, which may be issued in one or more series, consisting of notes, debentures or other evidences of indebtedness;

(3)	by the selling unitholders named in the selling unitholder prospectus, of 15,492,994 common units representing limited partner interests in the Partnership (the “Secondary Common Units,” and together with the Primary Common Units, the “Common Units”), including 6,325,000 common units that may be issued upon the conversion of 6,325,000 subordinated units (“Subordinated Units”) into Common Units on a one-for-one basis; and

(4)	by the selling unitholders named in the selling unitholder prospectus, of 6,325,000 Subordinated Units.
     We have also participated in the preparation of two prospectuses (the “Prospectuses”) contained in the Registration Statement to which this opinion is an exhibit. In connection therewith, we prepared the discussions (the “Discussions”) set forth under the caption “Material Tax Consequences” in each of the Prospectuses.
     All statements of legal conclusions contained in the Discussions, unless otherwise noted, are our opinion with respect to the matters set forth therein as of the effective dates of the Prospectuses, qualified by the limitations contained in the Discussions. In addition, we are of the opinion that the Discussions with respect to those matters as to which no legal conclusions are provided are accurate discussions of such federal income tax matters (except for the representations and statements of fact by the Partnership and its General Partner, included in the Discussions, as to which we express no opinion).
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. This consent does not constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act.
Very truly yours,

/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.